                                                                    EXHIBIT 23.5





                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cenfed Financial Corporation


We consent to the incorporation by reference in the Registration Statement on Form S-4 of Golden State Bancorp Inc. (Registration Statement) of our report dated January 27, 1997, with respect to the consolidated statements of financial condition of CENFED Financial Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus with respect to CENFED Financial Corporation and subsidiaries.


                                                /s/ KPMG Peat Marwick LLP

Los Angeles, California
March 9, 1998